  Exhibit 10.1

EXCLUSIVE AGREEMENT

BETWEEN

ICELANDIC WATER HOLDINGS HF.

AND

YOUNGEVITY INTERNATIONAL, INC.

Date: 01/10/19

This Contract (“The Exclusive Agreement”) is entered into on January 10, 2019 by and between:

Icelandic Water Holdings hf., an Icelandic public limited company with its registered office at Hl’ðarendi, 816 Ölfus, Iceland, and registered under registration number 650997-2129 (“IWH”).

and

Youngevity International Inc., a US public corporation with its registered office at 2400 Boswell Road, Chula Vista, CA 91914, USA (“YGYI”)

The above-mentioned parties hereto shall hereinafter be collectively referred to as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, IWH sells Icelandic Glacial® premium bottled water in a variety of formats (Products) in the United States through its master distributor Anheuser Busch – Inbev. (ABI);

WHEREAS, YGYI sells a range of dietary supplements through a multi-level marketing platform in the US and Internationally, has developed a range of Cannabidiol (CBD) products and is looking for a partner with which to launch ready to drink CBD products; and

WHEREAS, the Parties entered into a Term Sheet on 28th December (the “Term Sheet”) according to which the Parties would enter into:

(A) a definitive agreement for the purchase of $1.0m (USD one million) of Products by YGYI from IWH (“The Purchase Agreement”); and
(B) an exclusive cross-marketing agreement (“The Exclusive Agreement”) governing the development of ready to drink CBD products and the cross promotion of the Parties’ products;

(together, “the Agreements”) where A and B are intended to be inter-conditional.

Therefore, in consideration of the promises and the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be bound hereby, the parties agree as follows:

AGREEMENT

1.
Exclusive cross marketing

1.1.
For an initial term of three (3) years from the date of this agreement (the initial term and any extension thereof, a “Term”) the Parties agree to an exclusive marketing partnership for the cross-promotion of the Products with dietary supplements (including CBD) and including other products which may be jointly developed.

1.2.
This will mean that, during the Term:
-
YGYI will not promote other bottled water products
-
IWH will not promote other supplement products

1.3.
IWH will promote YGYI products to its customers using email direct marketing at least twice a year.

1.4.
YGYI products to be cross promoted by IWH from the YGYI portfolio will be identified and approved by IWH on a product by product basis.

2.
Exclusive Product Development

2.1.
IWH and YGYI will look to develop jointly and then market jointly new products (“New Products”) which shall include:
2.1.1.
dietary supplements including CBD products
2.1.2.
children’s drinks
2.1.3.
pet products
2.1.4.
coffee products.

2.2.
The jointly developed products will be sold and marketed through traditional distribution and retail model and will be handled jointly by YGYI and IWH.

2.3.
Sales commission structure for the sales will be based on the respective Party’s contribution and at rates which are normal for the relevant channel.

2.4.
The parties will agree the funding of the development of the product and therefore the ownership on a case by case basis. The cost of development is not expected to be very high.

2.5.
Ownership of the newly developed product may be adjusted to reflect the performance of the parties in respect of certain KPIs.

2.6.
During the Term, IWH will not develop products with dietary supplements including CBD products with other parties without written permission from YGYI.

2.7.
As required by IWH’s Master Distribution Agreement (“MDA”) with ABI regarding the distribution of new products, IWH will be obliged to offer any jointly developed beverage to ABI for distribution.

3.
Sales in United States

3.1.
YGYI will have the right to sell Products in the USA direct to consumers through its platform.

3.2.
YGYI will have the right to give away the Products to its customers and potential customers for promotional / sampling purposes.

3.3.
YGYI will have the right to use Products for promotional purposes on the Amazon Platform in USA. The Parties will explore ways of working with IWH’s existing broker to maximise sale of both Parties’ products through Amazon subject to clause 1.3 above.

4.
Sales outside USA

YGYI and IWH will jointly look to develop distribution for their products in all markets outside the USA.

5.
Press release

The parties will issue a joint press release substantially in the form set out in Appendix 1 within three (3) business days of signing of this agreement.

6.
Term

After the initial Term, YGYI will have the right to extend this agreement by increments of one year for a maximum of a further two years providing it has purchased at least $1,000,000 (USD one million) of Products in the 12 months prior to the end of the expiring Term.

7.
Use of Icelandic Glacial brand

IWH has developed extensive intellectual property around its Products. For the period of the Term, IWH grants to a YGYI the right to use the intellectual property owned by IWH in connection with the sale of Products for the purposes of this agreement and subject to the prior approval by IWH of each use. Any use of the Icelandic Glacial intellectual property in connection with products other than existing Products must be agreed by IWH in writing in advance.

8.
Representations and Warranties:

8.1.
IWH represents and warrants that:

8.1.1.
IWH owns the intellectual property of the Icelandic Glacial brand in the USA and in certain other countries where the brand is sold.

8.1.2.
the provisions of this agreement are in conformity with IWH’s existing distribution agreements and no further permissions are required for the purpose of this agreement other than as set out herein.

8.2.
Each Party represents and warrants that:

8.2.1.
it has obtained all necessary corporate authorizations and approvals and all necessary third party consents and approvals so that this agreement is the legal, valid and binding obligation of that Party and does not violate any applicable law or regulation or any agreement or other legal obligation to which that Party is subject.

9.
Indemnities

9.1.
IWH indemnifies YGYI against any loses YGYI might suffer as a result of any misrepresentation or breach of warranty contained in this agreement.

9.2.
YGYI indemnifies IWH against any loses IWH might suffer as a result of any misrepresentation or breach of warranty contained in this agreement.

10.
Miscellaneous

10.1.
Governing Law: This contract shall be governed by and construed in accordance with the Laws of the State of Florida, USA.

10.2.
Amendments: This contract shall not be amended, supplemented, modified or waived (either in whole or in part) except by a written instrument signed in advance by all the Parties.

10.3.
Entire Agreement: This agreement represents the entire agreement and understanding between the Parties about the sale of Products and their marketing and supersedes and replaces all prior agreements and understandings (whether written or oral), as to the matters set forth herein.

10.4.
Assignment: Each Party acknowledges and agrees that this contract shall be binding upon the Parties and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither party may assign this contract without the written permission of the other.

10.5.
Default: In the event of a breach of this agreement, the non-defaulting Party shall give notice to the defaulting Party which if not cured within 5 days shall constitute a default.

10.6.
Inter-conditionality and cross-default: The Product Purchase Agreement and the Exclusivity Agreement shall be inter-conditional and shall take effect on the date on which the last of them is executed. A default under one of them shall constitute a default under all.

10.7.
No Waiver: No failure or delay by a Party to exercise any right or remedy provided hereunder or by law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

10.8.
Severability: If any term, provision, covenant or restriction of this agreement is held to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

10.9.
Notices: Any notice given to the Parties under or in connection with this agreement or the Purchase shall be in writing and sent to the Parties addressed as set out below or by e-mail as such Party may desire.

If to IWH:	If to YGYI:

Reza Mirza	David Briskie
Icelandic Glacial Inc.	President and CFO
3816 Main Street	2400 Boswell Road
Los Angeles, CA 90232	Chula Vista, CA 91914
USA	USA

With a copy to:	With a copy to:
Jon Olafsson and Chris Hancock	Will Gerhauser
Director of business affairs	Ignition Capital
Icelandic Water Holdings hf.	4890 W. Kennedy Blvd.
Hlidarendi,Olfus 816	Suite 925,
Iceland	Tampa, FL 33609. USA

In witness whereof, the Parties have executed and delivered this agreement on the date first written above.

Icelandic Water Holdings hf.	Youngevity International Inc.

per: /s/ Kristjan Olafsson	per: /s/ Stephan Wallach
Name: Kristjan Olafsson	Name: Stephan Wallach
Authorized signing officer	Authorized signing officer
I have the authority to bind the Company.	I have the authority to bind the Company.

per: /s/ Jon Olafsson
Name: Jon Olafsson
Authorized signing officer
I have the authority to bind the Company.

Appendix 1 – Draft Press Release